UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

INTEGRATED ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-155059	61-1604254
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

480 Forest Avenue, Suite 1

Locust Valley, NY 11560

 (Address of principal executive offices)

(702) 583-7790

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 10, 2014, Integrated Energy Solutions, Inc. (the “Company”) closed a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, Patten Energy Enterprises, Inc., AP Lubes, Inc. and Atlantic-Pacific, LLC as joint and several guarantors (such guarantors, collectively, the “Subsidiaries” and together with the Company, the “Borrowers”) and TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership, as lender (“TCA”).  Pursuant to the Credit Agreement, TCA agreed to loan the Company up to a maximum of $3 million for working capital and general operating expenses.  An initial amount of $800,000 was funded by TCA at the closing of the Credit Agreement.  Any increase in the amount extended to the Borrowers shall be at the discretion of TCA.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of the Company’s assets in favor of TCA, as evidenced by a Security Agreement by and between the Company and TCA (the “Company Security Agreement”) and a first position security interest in substantially all of the Subsidiaries’ assets in favor of TCA, as evidenced by a Security Agreement by and among the Subsidiaries and TCA (the “Subsidiaries Security Agreement” and, together with the Company Security Agreement, the “Security Agreements”).  The Revolving Note is in the original principal amount of $800,000, is due and payable, along with interest thereon, on June 10, 2015, and bears interest at the rate of 11% per annum, increasing to 18% upon the occurrence of an event of default, in addition to a monthly collections fee payable to TCA under the Credit Agreement.  TCA will collect in reserve an amount which is held in a lock box account equal to 20% of the revolving loan commitment on such date, which will be further reduced pro-rata as amounts of principal and interest are paid.

TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of the Company’s common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of the Company’s common stock during the five trading days immediately prior to such applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

As further consideration for TCA entering into and structuring the Credit Agreement, the Company shall pay to TCA an advisory fee by issuing to TCA three promissory notes each in the amount of $41,666.67 (the “Advisory Fee Notes”).

As additional security, the Company pledged its ownership interests in the Subsidiaries, pursuant to a Stock Pledge and Escrow Agreement entered into as of December 10, 2014 (the “Pledge Agreement”).

The above descriptions of the Credit Agreement, Revolving Note, Security Agreements and Pledge Agreement do not purport to be complete and are qualified in their entirety by the full text of the documents themselves, filed herewith, as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 above is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 above is hereby incorporated by reference.

Pursuant to consummation of the share exchange agreements and asset purchase agreement, as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2014, the Board of Directors of the Company by unanimous written consent in lieu of a special meeting approved the issuance of (the “Issuance”) of (i) 950,000 shares of Series B Preferred Stock (as defined below) to Ezekiel

Patten, Jr.; (ii) 950,000 shares of Series B Preferred Stock to Robert Rosinski; and (iii) 475,000 shares of Series B Preferred Stock to Orbit Oil, Inc.  The certificate of designation for the Series B Preferred Stock was filed with the Secretary of State of the State of Nevada on November 20, 2014, as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2014, with such issuance effective upon the closing of the Credit Agreement.

These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act as they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement by and among the by and among the Company, Patten Energy Enterprises, Inc., AP Lubes, Inc. and Atlantic-Pacific, LLC and TCA Global Credit Master Fund, LP
10.2*	Revolving Note issued by the Company in favor of TCA Global Credit Master Fund, LP
10.3*	Security Agreement by and between the Company and TCA Global Credit Master Fund, LP
10.4*	Security Agreement by and among Patten Energy Enterprises, Inc., AP Lubes, Inc. and Atlantic-Pacific, LLC and TCA Global Credit Master Fund, LP
10.5*	Pledge Agreement by and between the Company and TCA Global Credit Master Fund, LP, with joinder of escrow agent

*filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ENERGY SOLUTIONS, INC.

Date: December 16, 2014	By:	/s/ Ernest B. Remo
Name: Ernest B. Remo
Title: Chief Executive Officer